MARVELL

Marvell acquiring Inphi

Accelerating growth and leadership in cloud and 5G

October 29, 2020

Important Information for Investors and Shareholders

Cautionary Statement Regarding Forward Looking Statements

This presentation contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the proposed transaction between Marvell Technology Group Ltd. ("Marvell"), Inphi Corporation ("Inphi") and the newly formed company which will become the holding company of Marvell and Inphi following the transaction ("HoldCo"), including statements regarding the benefits of the transaction, the anticipated timing of the transaction and the products and markets of each company. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result" and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining shareholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities and other conditions to the completion of the transaction; (ii) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the transaction or HoldCo's ability to integrate the businesses of Marvell and Inphi or due to unexpected costs, liabilities or delays; (iii) the ability of the parties to obtain or consummate financing or refinancing related to the transactions upon acceptable terms or at all; (iv) potential litigation relating to the proposed transaction that could be instituted against Marvell, HoldCo or Inphi or their respective directors; (v) the risk that disruptions from the proposed transaction will harm Marvell or Inphi's business, including current plans and operations; (vi) the ability of Marvell or Inphi to retain and hire key personnel; (vii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (viii) risks relating to the value of the HoldCo shares to be issued in the transaction; (ix) risks associated with third party contracts containing consent and/or other provisions that may be triggered by the proposed transaction; (x) the impact of public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets; (xi) legislative, regulatory and economic developments affecting Marvell or Inphi's businesses; (xii) general economic and market developments and conditions; (xiii) the evolving legal, regulatory and tax regimes under which Marvell, HoldCo and Inphi operate; (xiv) potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed transaction that could affect Marvell's and/or Inphi's financial performance; (xv) restrictions during the pendency of the proposed transaction that may impact Marvell's or Inphi's ability to pursue certain business opportunities or strategic transactions; (xvi) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as Marvell's and Inphi's response to any of the aforementioned factors; (xvii) failure to receive the approval of the securityholders of Marvell and/or Inphi; and (xviii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Marvell and Inphi described in the "Risk Factors" section of their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by either of them from time to time with the U.S. Securities and Exchange Commission ("SEC"). These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Marvell and Inphi assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Neither Marvell nor Inphi gives any assurance that either Marvell or Inphi will achieve its expectations.

Important Information for Investors and Shareholders

No Offer or Solicitation

This presentation is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

This presentation relates to a proposed transaction between Marvell and Inphi. In connection with the proposed transaction, Marvell and Inphi will cause HoldCo to file a registration statement on Form S-4 with the SEC, which will include a document that serves as a joint proxy statement of Marvell and Inphi and a prospectus of HoldCo referred to as a joint proxy statement/prospectus. A joint proxy statement/prospectus will be sent to all Inphi stockholders and all Marvell shareholders. Each party also will file other documents regarding the proposed transaction with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF INPHI AND INVESTORS AND SECURITY HOLDERS OF MARVELL ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors, Marvell shareholders and Inphi stockholders may obtain free copies of the joint proxy statement/prospectus (when available) and other documents that are filed or will be filed with the SEC by Marvell, Inphi or HoldCo through the website maintained by the SEC at www.sec.gov. The documents filed by Marvell with the SEC also may be obtained free of charge at Marvell's website at www.marvell.com or upon written request to Marvell Technology Group Ltd. at 5488 Marvell Lane, Santa Clara, CA 95054.The documents filed by Inphi with the SEC also may be obtained free of charge at Inphi's website at www.inphi.com or upon written request to Inphi Corporation at 110 Rio Robles, San Jose, California 95134.

Participants in the Solicitation

Marvell and Inphi and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Inphi's stockholders and from Marvell's shareholders in connection with the proposed transaction. Information about Inphi's directors and executive officers and their ownership of Inphi's common stock is set forth in Inphi's proxy statement for its 2020 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 21, 2020. Information about Marvell's directors and executive officers is set forth in Marvell's proxy statement for its 2020 Annual General Meeting of Shareholders on Schedule 14A filed with the SEC on May 28, 2020. To the extent that holdings of Inphi's or Marvell's securities have changed since the amounts printed in Inphi's or Marvell's proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Non-GAAP Measures

This presentation includes non-GAAP financial measures as defined under SEC rules. Reconciliations of non-GAAP to GAAP are included at the end of this presentation.

Strategic rationale: Accelerates growth and leadership in **cloud and 5G**

- Extends Marvell's vision to **Move,** Store, Process, and Secure the world's data
- Expands Marvell addressable market to **$23B** and accelerates market growth to **12% CAGR**
- Creates industry leading high-speed data interconnect platform: copper and **electro-optics** franchises
- Extends Marvell's data infrastructure **technology platform** with **scale** for 5/3nm and beyond
- Strengthens Tier1 customers: combination creates **4 more $100M+ cloud & networking** customers
- Accretive to revenue growth, gross and operating margin and strengthens **long-term financial model**

Marvell and Inphi share a vision of data infrastructure

MARVELL™

We develop and deliver semiconductor solutions that move, store, process and secure the world's data faster and more reliably than anyone else.

Inphi®

Inphi is the leader in data movement interconnects between and inside data centers. We move big data fast, around the globe, with high quality and reliability.

Inphi: A global leader in high-speed data movement interconnects

Mission critical technology for cloud, 5G, and telecom networks

- ✓ **Critical enabler** for **high bandwidth, low power** solutions for cloud and telecom
- ✓ Undisputed leader in PAM4 electro-optics, key technology for **cloud** data centers
- ✓ Innovation, leadership in **high-speed analog, DSP, TiA, Driver, optics, packaging**
- ✓ Differentiated **broadband linear amplification, higher order modulation electro-optics**
- ✓ Best in class revenue **growth**, gross and operating **margins**

Founded in	Employees	Differentiated IP
2000	**~1,100** (~85% in engineering)	**868 Patents**


40% CAGR
$295
$366
$682
$801
2018A
2019A
2020E
2021E

Electro-optics portfolio accelerating the transition to the digital world

Inphi leads in high-speed data movement interconnect


Compute
100110
101011
CPU
GPU
DPU
Interconnect
Inphi
Analog, DSP, Optics
Networking
Switching, Routing, NIC
Storage
SSD
Storage, Memory

Highly complementary portfolio expands SAM, accelerates growth


Marvell stand alone
9%
CAGR
$16B
$20B
$7
$7
$1
16%
2%
0%
$11
$8
$1
Wireless, Cloud, Auto
Enterprise, Wired, Industrial
Consumer
CY20
CY23


Marvell and Inphi combined
12%
CAGR
$23B
$17B
$1
$7
$7
$1
50%
16%
2%
0%
$3
$11
$8
$1
Inphi
Wireless, Cloud, Auto
Enterprise, Wired, Industrial
Consumer
CY20
CY23

Accelerates growth in cloud & 5G: >70% of Inphi revenue from cloud & 5G [1]

Notes: 1. revenue split from fiscal 2020 year-to-date results

End-to-end portfolio of high-speed data interconnect


Enterprise
Automotive
Data Center
Carrier

Storage, compute, networking


Copper
Optical

1-25Gbps copper interconnect

25-800Gbps+ electro-optics interconnect

Expands Marvell's $100M+ customer base in networking and cloud


FY18
FY21
1-2 years
Consumer
Storage
Networking and cloud
Wireless
5
9
13
17
Marvell + Inphi

Best combined technology platform and scale to invest

Marvell + Inphi




Cost
Scale
5nm
7nm
16nm
28nm

Broad & scarce IP platform for high-speed networking

Scale to invest in performance & power for next gen infrastructure

Accelerates Marvell's strategic growth drivers


5G wireless
infrastructure

- Marvell leads with base station compute
  - Compute sets the bandwidth bar and cadence
- Inphi adds
  - Fronthaul and backhaul interconnect


Cloud data
centers

- Inphi leads with electro-optics interconnect
  - Inside and between cloud data centers
  - Optical fabric sets the bandwidth bar and cadence
- Marvell adds
  - DPU – data centric compute in the network
  - Storage – optimized solutions for hot & cold storage

Compute and high-speed data interconnect leadership for 5G and cloud

In 5G networks, compute power limits bandwidth, defines the architecture, sets the cadence



Marvell
Radio Unit
Baseband Unit
Central Unit
MARVELL OCTEON Fusion
MARVELL OCTEON TX2
MARVELL Prestera
Inphi
PAM4
Coherent
Fronthaul
Midhaul
Backhaul
Inphi Opportunity

5G RAN

In cloud data centers, electro-optics interconnect limits bandwidth, defines the architecture, sets the cadence



Inside
data centers
Between
data centers

The Data Center is the Computer® & The Cloud is the Network®

Combined technology and customization capability perfectly aligned to the future cloud opportunity

Marvell infrastructure platform


Storage
Compute
Networking
Security

+

Inphi interconnect platform


Coherent DSP
Silicon Photonics and Partner Optics
Driver
PAM DSP
TiA

+

Combined custom & ASIC scale


Marvell
Product
Customer

Most comprehensive solution portfolio for cloud customers

Best-in-Class Financial Model

- Sustainable and growing revenue
- PF operating model with industry leading margins
- $125M in cost synergies improving overall profitability

(in $ millions)	Marvell LQA as of 7/31/2020	Inphi LQA as of 9/30/2020	Pro Forma (excl. synergies)	Long Term Target: Marvell + Inphi (w/synergy)
Revenue	**$2,909**	**$723**	**$3,632**	**12-16% CAGR**
Gross Margin*	***63.3%***	***64.2%***	***63.5%***	***64-66%***
Operating Income*	**$653**	**$213**	**$866**	
Operating Margin*	***22.4%***	***29.5%***	***23.8%***	***38-40%***
EBITDA*	**$859**	**$277**	**$1,136**	
EBITDA Margin*	***29.5%***	***38.3%***	***31.3%***	***43-45%***

Source: Company filings
Note: LQA = "Last Quarter Annualized"
* Figures are non-GAAP, excluding certain charges; EBITDA shown on an adjusted basis; reconciliations of non-GAAP to GAAP are included at the end of this presentation

Transaction Summary

Transaction Consideration	▪ $66 per share in cash; and ▪ 2.323x shares of stock of the combined company for each share of Inphi common stock [1] ▪ Upon closing, approximately 17% of the common stock of the combined company will be held by Inphi shareholders on a fully-diluted basis
Financial Impact	▪ Expect $125 million in combined annual run-rate cost synergies within 18 months post close ▪ Accretive to revenue growth, margins, and non-GAAP EPS growth with synergies ▪ Creates four additional cloud and networking infrastructure customers with $100M+ revenue each
Management And Governance	▪ CEO and CFO from Marvell; Inphi CEO will join Marvell's board ▪ Combined management team, including Inphi founder ▪ Marvell and Inphi will become wholly-owned subsidiaries of a new Delaware U.S. holding company following the transaction
Financing	▪ $4 billion of new debt and the remainder from the companies' combined balance sheet cash
Expected Close	▪ Expected to close second half of calendar 2021 ▪ Subject to the approval of Marvell shareholders and Inphi stockholders ▪ Subject to satisfaction of customary closing conditions, including applicable regulatory approvals

Notes: 1. Exchange ratio fixed as of 10/8/2020 [based on 5-day average closing prices]

Transaction Financing and Capital Allocation

Credit Facility

- $4.0 billion of new debt at closing
  - $1.5 billion of committed term loan
  - $2.5 billion bridge loan commitment

Combined Capitalization At Closing

	Expected at Close	xEBITDA at 12/31/2021[1]
Gross Debt	$5 billion	~3.0x
Cash	~$0.75 billion	
Net Debt	$4.25 billion	~2.6x

Capital Allocation Policy

- Marvell expected to maintain current dividend policy
- Rapid deleveraging will enhance future flexibility
- Marvell is committed to maintaining its investment grade rating

[1] Includes $125 million of cost synergies

Q&A

Discussion of Non-GAAP Financial Measures

- Inphi and Marvell believe that the presentation of non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to Inphi and Marvell's respective financial condition and results of operations. While Inphi and Marvell use non-GAAP financial measures as a tool to enhance understanding of certain aspects of each company's financial performance and provide investors with additional perspective and a more meaningful understanding of each company's ongoing operating performance, Inphi and Marvell do not consider these measures to be a substitute for, or superior to, financial measures calculated in accordance with GAAP. Consistent with this approach, Inphi and Marvell believe that disclosing non-GAAP financial measures to the readers of their financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial measures, allows for greater transparency in the review of its financial and operational performance.
- Inphi and Marvell management believe that investors may find non-GAAP financial measures useful in their assessment of Inphi and Marvell's operating performance, respectively, and the valuation of each company.
- Non-GAAP financial measures have limitations in that they do not reflect all of the costs associated with the operations of Inphi or Marvell's business as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of Inphi or Marvell's results as reported under GAAP. The exclusion of the below items from Inphi and Marvell's GAAP financial metrics does not necessarily mean that these costs are unusual or infrequent. Non-GAAP financial metrics should only be used to evaluate Inphi and Marvell's results of operations in conjunction with the corresponding GAAP measures.
- Inphi's non-GAAP financial measures of non-GAAP operating income and earnings before interest, taxes, depreciation and amortization ("EBITDA") are shown on an adjusted basis and exclude stock-based compensation, legal, transition costs and other expenses, purchase price fair value adjustments related to acquisitions, non-cash interest expense and loss on extinguishment related to convertible debt, unrealized gain or loss on equity investments, lease expense on building not occupied and deferred tax asset valuation allowance.
- Marvell's non-GAAP financial measures of non-GAAP operating income and EBITDA are shown on an adjusted basis and exclude the effect of share-based compensation expense, amortization of the inventory fair value adjustment associated with the Aquantia and Avera acquisitions, amortization of acquired intangible assets, acquisition and divestiture-related costs, restructuring and other related charges (including, but not limited to, asset impairment charges, employee severance costs, and facilities related charges), resolution of legal matters, and certain expenses and benefits that are driven primarily by discrete events that management does not consider to be directly related to Marvell's core business.

Non-GAAP Reconciliation

($mm)	Quarter Ended Jul-20 Marvell	Quarter Ended Sep-20 Inphi	Quarter Ended Combined	Last Quarter Annualized Jul-20 Marvell	Last Quarter Annualized Sep-20 Inphi	Last Quarter Annualized Combined
GAAP Net Income / (Loss)	**($157.9)**	**($3.4)**	**($161.3)**	**($631.6)**	**($13.5)**	**($645.1)**
Stock-Based Compensation	62.6	29.0	91.6	250.3	116.2	366.5
Restructuring Related Charges[2]	120.6	0.0	120.6	482.4	0.0	482.4
Amortization of Inventory Step-Up	0.0	0.1	0.1	0.0	0.6	0.6
Amortization of Intangibles	111.6	14.9	126.5	446.3	59.5	505.8
Depreciation on Step-Up Values of Fixed Assets	0.0	(0.1)	(0.1)	0.0	(0.3)	(0.3)
Acquisition Related Expenses	0.0	2.6	2.6	0.0	10.4	10.4
Expense on Lease That Was Not Yet Occupied	0.0	0.5	0.5	0.0	1.8	1.8
Accretion and Amortization Expense on Convertible Debt	0.0	6.7	6.7	0.0	26.6	26.6
Loss on Extinguishment of Convertible Debt	0.0	0.1	0.1	0.0	0.6	0.6
Net Realized and Unrealized Loss (Gain) on Equity Investment	0.0	(0.2)	(0.2)	0.0	(0.8)	(0.8)
Loss on Retirement of Certain Property and Equipment from Acquisitions	0.0	0.4	0.4	0.0	1.6	1.6
Other Cost of Goods Solds[1]	11.6	0.0	11.6	46.5	0.0	46.5
Other Operating Expenses[3]	8.1	0.0	8.1	32.5	0.0	32.5
Other Income Tax Effects and Adjustments[4]	(16.2)	(2.8)	(19.0)	(64.9)	(11.0)	(75.9)
Non-GAAP Net Income	**$140.4**	**$47.9**	**$188.3**	**$561.6**	**$191.7**	**$753.3**
GAAP Operating Profit / (Loss)	**($151.3)**	**$6.2**	**($145.0)**	**($605.1)**	**$25.0**	**($580.1)**
Stock-Based Compensation	62.6	29.0	91.6	250.3	116.2	366.5
Restructuring Related Charges[2]	120.6	0.0	120.6	482.4	0.0	482.4
Amortization of Inventory Step-Up	0.0	0.1	0.1	0.0	0.6	0.6
Amortization of Intangibles	111.6	14.9	126.5	446.3	59.5	505.8
Depreciation on Step-Up Values of Fixed Assets	0.0	(0.1)	(0.1)	0.0	(0.3)	(0.3)
Acquisition Related Expenses	0.0	2.6	2.6	0.0	10.4	10.4
Expense on Lease That Was Not Yet Occupied	0.0	0.5	0.5	0.0	1.8	1.8
Other Cost of Goods Solds[1]	11.6	0.0	0.0	46.5	0.0	46.5
Other Operating Expenses[3]	8.1	0.0	8.1	32.5	0.0	32.5
Non-GAAP Operating Profit	**$163.2**	**$53.3**	**$204.9**	**$653.0**	**$213.2**	**$866.2**
Depreciation and Amortization	51.6	16.0	67.6	206.4	64.0	270.4
Amortization of Inventory Step-Up	0.0	(0.1)	(0.1)	0.0	(0.6)	(0.6)
Adjusted EBITDA	**$214.8**	**$69.2**	**$272.4**	**$859.4**	**$276.7**	**$1,136.1**

Source: Company filings

[1] Includes inventory write-downs and amortization of acquired inventory fair value adjustments; [2] Includes asset impairment charges (including asset impairment charges due to the scope of the server processor product line), employee severance costs, facilities related charges, and other; [3] Includes integration costs associated with recent acquisitions; [4] relates to tax provision based on a Non-GAAP income tax rate of 5.0% for Maui, and represents valuation allowance and tax effect of the adjustments above from GAAP to Non-GAAP for Palau

Thank You

MARVELL™